EXHIBIT 11.1

Scott W. Smith, CPA’s, Inc.

Consent of Independent Public Accounting Firm

We hereby consent to the use in this Form 1-A Regulation A Offering Statement of our report dated July 19, 2021 relating to the financial statements of Andrew Arroyo Real Estate, Inc. for the years ended December 31, 2020 and December 31, 2019.

We also consent to the reference to us under the caption “Experts” in the Offering Statement.

/s/ Scott W. Smith, CPA’s, Inc.

Murrieta, California

September 15, 2021